Exhibit 2.4

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of November 4, 2013, by and among GXS Group, Inc., a Delaware corporation (together with its successors and permitted assigns, including, without limitation, the Surviving Corporation, the “Company”), Open Text Corporation, a Canadian corporation (“Parent”), and Cerberus America Series One Holdings LLC and Cerberus Series Two Holdings LLC (each, a “Securityholder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), by and among Parent, Ocelot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and Global Acquisition LLC, solely in its capacity as the stockholders’ representative.

WHEREAS, this Agreement is being executed and delivered by each Securityholder to induce Parent to enter into the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, each Securityholder will be entitled to receive a portion of the Aggregate Closing Consideration, in accordance with, and subject to the conditions contained in, the Merger Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Merger Agreement Obligations.

(a) Each Securityholder hereby acknowledges and agrees (a) that it has received and read the Merger Agreement and that it agrees to the terms of the Merger Agreement to the extent they set forth obligations of each Securityholder as a holder of Company Capital Stock; (b) that each Securityholder will benefit directly from the consummation of the Merger; and (c) to (i) the provisions of Article 7, Article 9 and Article 10 of the Merger Agreement, (ii) the appointment of the Stockholders’ Representative pursuant to Section 10.6 of the Merger Agreement, (iii) the allocation of the Merger Consideration, including the allocation of the Stock Consideration, as set forth in the Merger Agreement and (iv) to provide and, to the extent required under Rule 501, cause any Beneficial Owner of interests in any such Stockholder to provide, Parent and the Verifying Person with the information, and execute and deliver such documents, as Parent and the Verifying Person may reasonably request in order to ensure compliance with the Securities Act and the availability of any exemption thereunder (including Rule 506(c)), in connection with the delivery of the Stock Consideration as contemplated by the Merger Agreement.

(b) Each Securityholder shall take all necessary action in its power to amend the Certificate of Designation as set forth in Exhibit C, to provide that the Stock Consideration shall be allocated among the holders of Company Capital Stock and valued for purposes of the Certificate of Designation in the same manner as such consideration is valued for purposes of the Merger Agreement.

2. Representations, Warranties and Covenants of the Securityholders. Each Securityholder hereby represents, warrants and covenants to Parent as follows:

(a) Such Securityholder is the sole record and Beneficial Owner of the shares of the Company Capital Stock set forth on Exhibit A attached hereto (collectively, and together with any Company Capital Stock or other voting securities of the Company hereafter issued to or otherwise acquired or Beneficially Owned or owned of record by such Securityholder, including in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Capital Stock, the “Subject Shares”). Such Securityholder owns the Subject Shares, free and clear of all Encumbrances or adverse claims except as set forth in this Agreement and pursuant to any applicable restrictions on transfer under the Securities Act. Such Securityholder does not own of record, and is not the Beneficial Owner of, any shares of capital stock of the Company, or any options, warrants or other rights to acquire any capital stock of the Company, other than the Subject Shares. Such Securityholder has the sole right and authority to vote and dispose of the Subject Shares, and except as contemplated by this Agreement or the Merger Agreement, such Securityholder is not a party to or bound by, and the Subject Shares are not subject to, any voting trust or other agreement, option, warrant, proxy, arrangement or restriction with respect to the voting or disposition of the Subject Shares.

(b) Such Securityholder has all requisite power, capacity and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform such Securityholder’s obligations hereunder. This Agreement has been duly authorized by all necessary corporate action, if applicable, has been duly executed and delivered by such Securityholder and constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Such Securityholder has received a copy of the Merger Agreement, has reviewed this Agreement, the Merger Agreement and the other agreements and documents contemplated hereby and thereby. Such Securityholder acknowledges that this Agreement provides for certain actions with respect to the Subject Shares in connection with the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”). Such Securityholder understands and acknowledges that its execution and delivery of this Agreement is a material inducement to Parent’s willingness to enter into, and to cause Merger Sub to enter into, the Merger Agreement.

(c) The execution and delivery by such Securityholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, breach, violate or result in a default under any Law applicable to such Securityholder or the Subject Shares, (ii) conflict with, breach, violate or result in a default under such Securityholder’s Organizational Documents if applicable or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance upon any of the Subject Shares pursuant to, any Contract that is binding on such Securityholder or any of its properties or assets. Except as provided in the Merger Agreement, no consent, approval, permit, waiver, order or authorization of, action or non-action by or in respect of, exemption or review by, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or with respect to such Securityholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Such Securityholder is a sophisticated party with respect to its Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of Parent, Merger Sub or the Company and based on such information as such Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Securityholder acknowledges that Parent, Merger Sub and the Company have not made and are not making any representation or warranty, whether express or implied, of any kind or character to such Securityholder, its Affiliates or Representatives, other than as set forth in the Merger Agreement or herein.

(e) Such Securityholder has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting its own interests in connection with such investment, and has had a reasonable time and opportunity to consult with its financial, accounting, legal, tax and other advisors before executing and delivering this Agreement and agreeing to be bound by the terms of the Merger Agreement.

(f) Such Securityholder (i) has received, reviewed and understands the terms of this Agreement, the Merger Agreement, including all schedules and exhibits thereto, (ii) has received (or has had access to) all information relating to Parent that it has requested and considers necessary to make an informed investment decision and (iii) has had an opportunity to ask questions of, and receive answers from, Parent or from persons duly acting on Parent’s behalf concerning its investment in Parent Common Stock.

(g) Such Securityholder (i) understands the Parent Common Stock has not been and (except to the extent required by the Registration Rights Agreement) will not be registered under the Securities Act or the “Blue Sky” laws of any state, and is being issued to it pursuant to an exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of its investment intent as expressed herein, (ii) will acquire the shares of Parent Common Stock issued in the Merger for its own account for investment and not with a view to, or for resale in connection with, the distribution or sale thereof within the meaning of the Securities Act, (iii) has no present intent to transfer or otherwise distribute any portion of such shares (or any interest therein) and (iv) was not formed to acquire such shares.

(h) Such Securityholder has read the definition of “accredited investor” set forth in Rule 501 of Regulation D under the Securities Act, and represents, warrants and agrees (i) it is an “accredited investor” thereunder pursuant to Rule 501(a)(3) of Regulation D; (ii) it shall submit either to a Verifying Person or Parent, no later than the time specified in Section 3.2(g) of the Merger Agreement, such information, and execute and deliver such documents, as such Verifying Person or Parent, as the case may be, shall may reasonable request in order to confirm such status or to ensure compliance with the Securities Act and the availability of any exemption thereunder and (iii) to the extent required by Rule 501 or Rule 506, agrees that it shall cause its Beneficial Owner to deliver or cause to be delivered to the Verifying Person or Parent any certifications or other information or documents requested by them to confirm its status as an Accredited Investor.

(i) Such Securityholder understands any delivery of Parent Common Stock in non-U.S. jurisdictions may be subject to additional restrictions and limitations, and represents and warrants it is acquiring its shares of Parent Common Stock in compliance with all laws, rules, and regulations and other legal requirements applicable to it, including (without limitation) the legal requirements of the jurisdiction in which it is resident;

(j) Such Securityholder as of the time its election to receive Parent Common Stock and its receipt of shares of Parent Common Stock, is not and will not be a resident of any province or territory of Canada; and

(k) Such Securityholder agrees to promptly notice the Verifying Person or Parent, as the case may be, if any statement, certification, document or other information provided to them pursuant to paragraph (h) hereof is inaccurate or ceases to be true at any time between the date such information is provided and the delivery of the Parent Common Stock in accordance with the Merger Agreement.

3. Restrictions on Subject Shares. Until the Expiration Date (as defined below), subject to the terms and conditions contained herein and in the Merger Agreement, each Securityholder agrees:

(a) Such Securityholder shall not, directly or indirectly, (i) sell, transfer (with or without consideration, including by operation of law, liquidation, dissolution, dividend, distribution (in kind or otherwise) or otherwise), exchange, pledge or otherwise create an Encumbrance, deposit, exchange, hypothecate, assign or otherwise dispose of (each, a “Transfer”), or enter into, or propose to enter into, any Contract with respect to the Transfer of any Subject Shares (and any capital stock such Securityholder otherwise controls or has voting rights with respect thereto), or any interest therein to any Person, other than Parent or its designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares (and any capital stock such Securityholder otherwise controls or has voting rights with respect thereto); provided, however, that the actions described in clauses (i) and (ii) above shall be permitted hereunder in the event such action is imposed by applicable Law or required pursuant to this Agreement, and the transferee agrees to be bound by this Agreement.

(b) In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Capital Stock, or the acquisition of additional Company Capital Stock or other voting securities of the Company by such Securityholder (whether by purchase, conversion or otherwise), the number of Subject Shares listed on Exhibit A shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional or decreased Company Capital Stock or other voting securities of the Company issued to or acquired or disposed of by such Securityholder.

(c) Such Securityholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or that would impair, adversely affect or materially delay such Securityholder’s ability to perform its obligations under this Agreement.

As used herein, the term “Expiration Date” means the earlier of (i) the Effective Time or (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.

4. Agreement With Respect to Subject Shares. Prior to the Expiration Date, each Securityholder agrees as follows:

(a) Such Securityholder shall not revoke any adoption and approval of the Merger Agreement and the Transactions pursuant to any stockholder written consent after it is executed and delivered by such Securityholder.

(b) In connection with any written consent and at any meeting (whether annual or special and whether or not adjourned or postponed) of the stockholders of the Company, however called, such Securityholder shall appear at the meeting or otherwise cause the Subject Shares (and any capital stock such Securityholder otherwise controls or has voting rights with respect thereto) to be counted as present at such meeting for purposes of establishing a quorum and vote (or cause to be voted) such shares or in connection with any written consent shall execute a stockholder written consent, in each case (i) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Alternative Transaction (other than the Merger Agreement and the Transactions) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company or such Securityholder under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby or which would reasonably be expected to result in any of the conditions of Parent’s obligations under the Merger Agreement not being fulfilled, and (iii) against any amendment of any Acquired Company’s Organizational Documents, or other proposal or transaction involving the Company or any other Acquired Company, which amendment or other proposal or transaction would in any manner, impede, frustrate, prevent or nullify the Merger Agreement or the Transactions or change in any manner the voting rights of any class of the Company’s capital stock.

(c) Each Securityholder agrees to promptly notify Parent of the number of any shares of Company Capital Stock of which it becomes the Beneficial Owner, directly or indirectly, after the date of this Agreement.

(d) No Securityholder shall enter into any Contract with any Person the effect of which would be inconsistent with or violate any of the provisions or agreements contained in this Agreement.

5. Waiver of Appraisal Rights and Dissenters’ Rights and Actions. Each Securityholder (a) agrees not to exercise and hereby waives any rights of appraisal or rights to dissent from the Merger that such Securityholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Claim, derivative or otherwise, (i) against the Company, any of its Representatives or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Claim alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation, execution, or delivery of the Merger Agreement or the consummation of the Merger or (ii) challenging the validity or seeking to enjoin the operation of any provision of this Agreement. Subject to Section 21, the waiver contained in this Section 5 will be absolute and perpetual. Parent, Merger Sub, the Company and each of their Representatives are intended third-party beneficiaries of this Section 5.

6. No Solicitation.

(a) Prior to the Expiration Date, no Securityholder shall, and shall cause its Representatives and affiliates not to, directly or indirectly, (i) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction, (ii) enter into, participate in, maintain or continue any discussions of negotiations relating to, any Alternative Transaction with any Person other than Parent or Merger Sub or (iii) furnish to any Person other than Parent or Merger Sub any non-public information that the Securityholder or Representative believes or should reasonably expect would be used for the purposes of facilitating any Alternative Transaction.

7. Covered Employee Non-Hire; Confidentiality.

(a) Each Securityholder does hereby covenant and agree with the Surviving Corporation and Parent that, during a period of two (2) years commencing on the Closing Date (the “Restricted Term”), such Securityholder shall not, and shall cause its present and future controlled Affiliates not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld), directly or indirectly, (i) hire or solicit for employment the persons set forth on Exhibit B hereto (each, a “Covered Employee”) or

(ii) induce or encourage any such Covered Employee to no longer be employed by an Acquired Company; provided, however, that nothing in this Section 7(a) shall prohibit such Securityholder or any of its Affiliates from engaging in general solicitations to the public or general solicitations or advertising (whether through the use of media, search firms or the internet or the like) not targeted at the Covered Employees.

(b) Each Securityholder agrees not to, and shall cause its present and future Representatives and controlled Affiliates, to the extent such Representatives and controlled Affiliates have been provided with Confidential Information with respect to the Company (collectively, the “Covered Entities”) (such controlled Affiliates not to be deemed to have Confidential Information solely as a result of the Cerberus Designated Directors (as defined in the Stockholders Agreement dated June 2, 2010 among GXS Group Inc., Global Acquisition LLC, CCG Investment Fund, L.P., CCG Associates – QP, LLC, CCG Investment Fund – AI, LP, CCG AV, LLC – Series A, CCG AV, LLC – Series CCG CI, LLC, Cerberus Institutional Partners (Americas), L.P., and Cerberus Institutional Partners, L.P.) (i) having such Confidential Information and (ii) sitting on the board of directors of any such Affiliate) not to, disclose to any third party any confidential, proprietary or non-public information or data of or relating to Parent or any Acquired Company (collectively, “Confidential Information”), including, without limitation, trade secrets, product information, price, customer and supplier lists, pricing and marketing plans, details of client contracts or operations methods; provided, that such Securityholder may disclose the Confidential Information (i) to Representatives of such Securityholder as necessary for such Representatives to fulfill their professional obligations, provided that such Representatives have agreed to keep confidential the Confidential Information or (ii) if, after the Closing and prior to such disclosure, the Company consented to such disclosure in writing. Each Securityholder shall also be entitled to distribute Confidential Information to any current or potential partner or equity holder of such Securityholder (or any of its affiliated funds) to the extent such disclosure is limited to customary disclosures made by private equity funds to their equity holders in respect of investments made thereby, including in connection with the disposition thereof. The restrictions set forth in this Section 7 shall lapse on the second anniversary of the Closing Date with respect to all Confidential Information.

(c) In the event that any Covered Entity is requested or required pursuant to any written or oral question or request for information or documents by law, regulation, supervisory authority or other applicable judicial or governmental order in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information the Securityholder will notify Parent promptly of the request or requirement (and in no event more than two (2) Business Days after receipt) so that Parent may seek (at Parent’s sole cost and expense) a protective Order or other appropriate remedy and/or waive the Securityholder’s compliance with the provisions of Section 7(b) and this Section 7(c) with respect to such Confidential Information. If, failing the entry of a protective Order or the receipt of a waiver hereunder, the Covered Entity determines in good faith, after consultation with counsel, that such Covered Entity is compelled to disclose the Confidential Information to any Governmental Authority, the Covered Entity may disclose only that portion of the Confidential Information to the Governmental Authority as is legally required without liability hereunder; provided, however, that each Securityholder shall (i) use its reasonable best efforts to obtain, at Parent’s sole cost and expense, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate and (ii) promptly, to the extent not legally prohibited, inform Parent and the Company of such Securityholder’s determination to furnish such information and the scope and contents of such disclosure. The foregoing provisions shall not apply to any Confidential Information (i) that is or was generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to actions of such Securityholder that are prohibited hereunder, (ii) that is or becomes available to such Securityholder on a non-confidential basis prior to the time of disclosure from a source other than Parent, Merger Sub, the Company, any Acquired Company or any of their respective Affiliates or Representatives, provided that such source was not known by such Securityholder to be bound by any Contract with Parent, Merger Sub, the Company or an Acquired Company or their Affiliates or Representatives to keep such information confidential, or otherwise prohibited from transmitting the information to such Securityholder by a contractual, legal or fiduciary obligation or (iii) that is independently developed by such Securityholder without reference to the Confidential Information.

(d) Each Securityholder acknowledges that Parent and Merger Sub are investing substantial sums of money to consummate the Merger and to maintain and develop the business of the Company and its Subsidiaries, that Parent and Merger Sub would not be doing so but for the covenants contained in this Section 7, and that such covenants are necessary in accordance with their terms to protect and maintain the proprietary interests and other legitimate business interests of Parent, Merger Sub and the Acquired Companies. Each Securityholder further acknowledges that it will directly benefit from the Merger as a recipient of the consideration payable by Parent pursuant to the Merger Agreement.

(e) If any restriction or covenant contained in this Section 7 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but to the extent such restriction or covenant would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this this Section 7) that would be valid and enforceable under such applicable Law.

(f) The Securityholders collectively shall indemnify, defend and hold harmless the Indemnified Parties against 12.7 % of all Losses incurred or sustained by the Indemnified Parties (or any of them) in connection with any Claim, including any Legal Proceeding by (i) a holder of Company Capital Stock alleging fault with respect to the allocation or calculation of Merger Consideration, including the allocation of the Stock Consideration between or among the holders of Company Capital Stock, (ii) any participant in the MIA, any holder of Stock Appreciation Rights or any Inovis Person alleging fault with respect to any payment made or required to be made to such Person in connection with the transactions contemplated by the Merger Agreement, (iii) any Person that contributed or may be required to contribute funds to the Escrow Fund alleging fault with being required to contribute, or the amounts required to be contributed, to, or the distribution of, the Escrow Fund or (iv) any Common Stockholder, Preferred Stockholder, any MIA Participant, holder of Stock Appreciation Rights or any Inovis Person arising out of a breach of Section 6.15 of the Merger Agreement. Where the Securityholders have made a payment to an Indemnified Party in relation to any claim under this Agreement and Parent or any of its Affiliates (which shall include the Company and the Acquired Companies following the Closing) are entitled from insurance proceeds a sum which indemnifies or compensates Indemnified Parties (in whole or in part) in respect of the Loss which is the subject of a claim, Parent or its relevant Affiliates shall promptly notify the Securityholders of the fact and provide such information as the Securityholders may reasonably require and pay to the Securityholders as soon as reasonably practicable after receipt, an amount equal to the amount actually recovered from the third party less any reasonable costs of recovery.

8. Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by each party hereto. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or facsimile, receipt confirmed or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

If to the Securityholders, then to:

Cerberus Institutional Partners, L.P.

875 Third Avenue

New York, NY 10022

Fax: 646-885-3012

Attention: Office of General Counsel

If to the Company prior to the Closing, then to:

GXS Group, Inc.

9711 Washingtonian Boulevard

Gaithersburg, MD 20878

Facsimile: 301-340-4251

Email: rick.nash@gxs.com

david.goldberg@gxs.com

Attention: Richard B. Nash and David Goldberg

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, California 94111

Telephone: (415) 616-1100

Fax: (415) 616-1199

Email: Michael.Kennedy@Shearman.com;

Steve.Camahort@Shearman.com

Attention: Steve L. Camahort, Esq. and Jeffrey C. Wolf, Esq.

If to the Surviving Corporation or Parent after the Closing, then to:

Open Text Corporation

38 Leek Crescent

Richmond Hill, Ontario

Canada L4B 4N8

Facsimile: 905-762-6268

Email: gdavies@opentext.com

Attention: Gordon A. Davies, Chief Legal Officer and Corporate Secretary

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006-1470

Telephone: (212) 225-2000

Fax: (212) 225-3999

E-mail: nwhoriskey@cgsh.com and dleinwand@cgsh.com

Attention: Neil Q. Whoriskey and David Leinwand

10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto, provided, that Parent may, without prior approval of the other parties hereto (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. The terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed. Reference to any Person will include such Person’s predecessors. The plural will be deemed to include the singular and vice versa. Use of “or” is not intended to be exclusive unless expressly indicated otherwise. A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Article, Section, Exhibit or Schedule of or to this Agreement.

13. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

14. No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and the Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, such third Persons specifically including employees or creditors of the Company.

15. Complete Agreement. This Agreement, the Merger Agreement and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile (including e-mail delivery of documents in Adobe PDF format), and all of which taken together shall constitute one and the same instrument.

17. Governing Law. This Agreement and all matters arising out of or relating to this Agreement or any of the transactions contemplated hereby, including all rights of the parties hereto (whether sounding in contract, tort, common or statutory law, equity or otherwise), shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

18. Consent to Jurisdiction. Each party hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

19. Specific Performance; Injunctive Relief. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such party, any other party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection therewith, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each party agrees that it shall not allege, and each party hereby waives the defense, that there is an adequate remedy available at law.

20. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

21. Effectiveness. This Agreement and all of the obligations set forth herein shall be null and void and of no force or effect automatically, without any act of any party, upon the valid termination of the Merger Agreement in accordance with its terms prior to the Effective Time.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

GXS GROUP, INC.

By:	/s/ Richard B. Nash
	Name:	Richard B. Nash
	Title:	Senior Vice President & General Counsel

[Signature Page to Support Agreement]

OPEN TEXT CORPORATION

By:	/s/ Gordon Davies
	Name:	Gordon Davies
	Title:	Chief Legal Officer and Corporate Secretary

[Signature Page to Support Agreement]

CERBERUS AMERICA SERIES ONE HOLDINGS LLC

By:	Cerberus Institutional Partners (America), L.P. - Series One, its Managing Member

By:	Cerberus Institutional Associates (America), L.L.C., its General Partner

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Senior Managing Director

CERBERUS SERIES TWO HOLDINGS LLC

By:	Cerberus Institutional Partners, L.P. - Series Two, its Managing Member

By:	Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Senior Managing Director

[Signature Page to Support Agreement]